UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Inland Real Estate Income Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 1, 2015

Dear Fellow Stockholder:

Inland Real Estate Income Trust (“Inland Income Trust”) continues to build a portfolio of stabilized, multi-tenant, necessity-based shopping centers with the goal of generating predictable and sustainable distributions for its stockholders. We believe the measured yet sustained recovery of the economy will enable us to grow income at these retail assets by increasing rental rates as leases roll over. Raising rents can create enhanced value for our stockholders.

Later this month, our company’s management team is attending one of the largest and most significant conferences of the year for our industry: The International Council of Shopping Centers’ (ICSC) Real Estate Conference (RECon). RECon is the premier retail real estate conference in the world, where Inland is annually recognized as one of the largest owners and managers of multi-tenant retail properties in the country. As we head to this year’s conference, we look forward to building upon the positive momentum from our recent acquisitions that have expanded our portfolio and diversified our geographic footprint across the nation.

We are encouraged by the measured yet continued improvement of the economy, and the underlying trends remain positive, especially as they relate to the retail industry. The National Retail Federation (NRF) is forecasting its largest retail sales increase since 2011, with a robust 4.1% growth expected in 2015. Consumer confidence continues to remain near the highest levels since 2007, and consumer spending is expected to increase throughout the year as wages increase and gas prices continue to remain low, according to economists. This economic environment is consistent with our investment strategy to capture value and grow income by increasing rental rates from the renewal of short-term leases. These trends and conditions will be the backdrop for our meetings with retailers, brokers, bankers and other industry stakeholders at RECon. Attending RECon each year helps deepen our relationships with national retail tenants and keeps our finger on the pulse of the industry.

As of April 30, 2015, Inland Income Trust owned 45 retail properties in 19 states, totaling approximately 4.3 million square feet. We continue to deploy capital across a robust acquisition pipeline, and continue to seek attractive acquisition opportunities and financing terms with a focus on growing our portfolio and enhancing our tenant mix – both of which are important steps to building a high-quality, diversified portfolio of retail assets.

White City Shopping Center

On April 8, 2015, we acquired White City Shopping Center, located in Shrewsbury, Massachusetts, for approximately $96.75 million. This acquisition marks our biggest single property purchase to date. The 257,080-square-foot multi-tenant shopping center is 92.9% occupied and is anchored by Shaw’s Supermarket. Other tenants include Planet Fitness, Dress Barn, Petco, and a host of other retailers and restaurants. The property underwent a $16 million renovation in 2014, and is located in a dynamic market with robust demographics. We consider this property a strong addition to our portfolio.

White City Shopping Center

located in Shrewsbury, MA

Annual Stockholders Meeting and Proxy Statement

By now, all stockholders of record as of March 31, 2015 should have received their Notice of Annual Meeting of Stockholders and Proxy Statement. The meeting will take place in our offices, located at 2901 Butterfield Road, Oak Brook, Illinois, on June 4, 2015 at 10:00 a.m. Central Time. Stockholders may vote in person at the meeting or by proxy. If you are voting by proxy, we encourage you to vote to elect seven directors and to ratify the selection of KPMG LLP as our independent registered public accounting firm as soon as possible. If you have any questions about the Annual Stockholders Meeting or the Proxy Statement, please contact our Investor Services team at 1.800.826.8228.

We are pleased to enclose your check or account statement, which includes information regarding the 6% annualized distribution (based on a $10 share price) paid to stockholders of record in April 2015. We appreciate and thank you for your investment in Inland Income Trust.

For more information, please visit our website: www.inlandincometrust.com.

(Please see reverse side for an important disclosure.)

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

JoAnn M. McGuinness

President and Chief Operating Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.